Exhibit 10(n)
[THIS AGREEMENT IS SUBJECT TO ARBITRATION]
EMPLOYMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT
          This “Agreement” is between the “Company,” Interphase Corporation, and James W. Gragg, “Executive.” The Company is organized under the laws of the State of Texas. Its principal place of business is located at 2901 North Dallas Parkway, Suite 200, Plano, TX 75093.
Background Statement
          The Company enables rapid platform design and integration for the global voice and data communications markets through custom and off-the-shelf communications equipment, embedded software development suites, and systems integration and consulting services for telecom and enterprise networks. Executive desires to be employed or continue to be employed by the Company. The Company desires to employ Executive, provided that as an express, prior condition of such employment, Executive enters into this Agreement with the Company.
          This Agreement sets forth the terms of Executive’s employment. The parties agree that this Agreement is supported by valuable consideration, that mutual promises and obligations have been undertaken by the parties to it, and that the agreement is entered into voluntarily by the parties.
Statement of Agreement
1.	Duties. Executive shall devote Executive’s best efforts to the business of the Company. Executive shall perform such duties and responsibilities customary to the position of Vice President of Operations & Fulfillment, including those described on Exhibit A to this Agreement. Executive shall also perform those duties assigned by the Company from time to time.
2.	Terms. The “initial term” of employment under this Agreement shall terminate six (6) months after the date of this Agreement. The initial term of this Agreement shall automatically renew for successive six (6) month periods, referred to as “successor terms,” unless either party gives thirty (30) days written notice of its intention not to renew prior to the expiration of the initial or any successor term or Executive is terminated for cause.

3.	Terminable Only For Cause. This Agreement may be terminated by the Company prior to the expiration of the initial term or any successor term as follows:
(a)	Due to the death of Executive;

(b)	Due to a physical or mental disability which prevents Executive from performing the essential functions of his full duties for a period of ninety (90) consecutive days during the term of this Agreement, as determined in good faith by a physician reasonably acceptable to the Company; or,

(c)	For Cause, which is (i) fraud, misappropriation, embezzlement, dishonesty, or other act of material misconduct against the Company or any affiliate of the Company; (ii) failure to perform specific and lawful directives of Executive’s superiors; (iii) violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; (v) violation of the provisions of 8, 9, 10, 11, 13, or 16; or, (vi) substantial failure to perform the duties and responsibilities of Executive under this Agreement.
In the event of termination under this paragraph, Executive shall be entitled only to Executive’s base salary earned through the date of termination. No accrued but unpaid bonuses or commissions shall be due to Executive.
4.	Termination Without Cause or Nonrenewal. In the event the Company gives Executive thirty days written notice of its intention not renew a term of this Agreement, or if Executive is terminated without cause after the expiration of the initial term, the Executive shall receive an amount equal to six-months severance pay based on the Executive’s base salary at the time of termination, payable in bi-monthly or bi-weekly installments as dictated by the regular pay dates of the Company. No accrued but unpaid bonuses or commissions shall be due to Executive under this Paragraph. No other severance payment or benefits shall be due Executive other than those provided for under this Agreement. Notwithstanding anything stated herein to the contrary, in the event Executive becomes employed during the period in which the Executive is eligible to receive post-employment payments under this Paragraph, any amounts received by Executive in the form of compensation, salary, or other payments shall be offset or shall reduce any amounts or liability owed by the Company to the Executive under this Paragraph.

5.	Compensation. Employer shall pay and provide benefits to Executive according to the provisions of Executive’s compensation plan described in the attached Exhibit B. Executive’s compensation plan shall be reviewed on a periodic basis. The Company reserves the right, and Executive hereby authorizes Company, to make deductions from Executive’s pay or bonuses to satisfy any outstanding obligations of Executive to the Company. The Company may offset against the final payment of wages or bonuses owed to Executive any amounts due the Company from Executive.
6.	Changes in Position, Location, or Compensation. If the Company transfers, promotes, or reassigns Executive to another position or geographic area, or both parties agree to a change in compensation or benefits during a term of this Agreement or upon the renewal of a term of this Agreement, an updated employment agreement may be substituted by agreement of the parties but is not required. Mutually-agreeable changes in compensation or benefits shall be effected by amendment to and incorporation of a modified Exhibit B, initialed by the parties or their authorized representative. All provisions, promises, terms or conditions not modified by an amendment of Exhibits A — C shall remain in effect and shall not be deemed revoked or modified beyond the changes set forth in one or more amended Exhibits.
7.	Executive Representation/Warranty. Executive represents that Executive is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude Executive’s employment with Company or any of the services which Executive will provide on the Company’s behalf.
8.	Duty of Loyalty. Executive acknowledges the common law duties of reasonable care, loyalty, and honesty which arise out of the principal/agent relationship of the parties. While employed and thereafter for whatever term the law may impose, Executive shall not engage in any activity to the detriment of the Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company any plans by Executive or any other Executives of the Company to leave the employment of the Company and compete with the Company.
9.	Company Documents. Executive agrees and acknowledges that Executive holds as the Company’s property all memoranda, books, papers, letters, and other data, including duplicates, relating to the Company’s business and affairs (“Company Documents”). This includes Company Documents created or used by Executive or otherwise coming into Executive’s possession in connection with the performance of Executive’s job duties. All Company Documents in the possession, custody, or control of Executive shall be returned to the Company at the time of termination of employment.

Confidential Information and Non-Competition
10.	In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution or soon thereafter, Employer promises to deliver to Executive or permit Executive to acquire, be exposed to, and/or have access to material, data, and information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret (“Confidential Information”). At all times, both during and after the termination of employment, the Executive shall keep and retain in confidence and shall not disclose, except as required in the course of the Executive’s employment with the Company, to any person, firm or corporation, or use for the Executive’s own purposes, any Confidential Information. For the purposes of this paragraph, such information shall include, but is not limited to:
1.	The Company’s standard operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

2.	All confidential information obtained from third parties and customers concerning their products, business, or equipment specifications;

3.	Confidential business information of the Company, including, but not limited to, marketing and business plans, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information; and,

4.	Other information designated by the Company or deemed by law to be confidential information.
11.	Non-Competition. In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, Executive agrees that during the term of his employment and for a period of twelve (12) calendar months after termination of employment from the Company (whether voluntary or involuntary), Executive shall not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise:
1.	Become associated or affiliated with, employed by, or financially interested in any business operation which competes in the business currently engaged in by Company. (The phrase “business currently engaged in by the Company” includes, but is not limited to, the type of activities in which the Company was engaged during Executive’s tenure, such as designs and delivers high performance connectivity adapters for computer and telecommunication networks.)

2.	Solicit or attempt to solicit the business or patronage of any person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contact during a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion; or,

3.	In any way solicit or attempt to solicit the business or patronage of any Customers.

4.	The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.
12.	Limitations on Scope. In recognition of the broad geographic scope of the Company’s business and the ease of competing with the Company in any part of the United States, the restrictions on competition set forth herein are intended to cover the following geographic areas:
1.	The geographic territory identified on the attached Exhibit C;

2.	The cities containing a facility or operation owned or managed by the Company; and,

3.	A fifty (50) mile radius outside the boundary limits of each such city.
The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.
13.	Non-Solicitation of Employees. During employment and for a period of twelve (12) months after termination, Executive agrees not to hire, employ, solicit, divert, recruit, or attempt to induce, directly or indirectly, any existing or future employee of the Company to leave their position with the Company or to become associated with a competing business.
Remedies for Breach
14.	Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Paragraphs 10, 11, 12, or 13 of this Agreement other than be securing an injunction (a court order prohibiting the Executive from violating the Agreement). Accordingly, the Executive agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary, and permanent injunction and any other appropriate equitable relief. Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. Executive expressly acknowledges that the Company has sole discretion regarding whether to seek a remedy for breaches of Paragraphs 10, 11, 12, or 13 in a court of competent jurisdiction or by arbitration procedures outlined in paragraph 15.
15.	Arbitration. Executive and the Company agree that any unresolved dispute or controversy involving a claim for monetary damages and/or declaratory or injunctive relief arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Dallas, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Notwithstanding the foregoing, nothing in this Paragraph is intended to subject a claim by either party arising under Paragraphs 10, 11, 12, or 13 to mandatory arbitration. Any claim arising under Paragraphs 10, 11, 12, or 13 shall be litigated in the courts of the relevant jurisdiction and venue.
Inventions and Discoveries
16.	Discoveries, Inventions, & Copyrights. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly, during Executive’s term of employment and which pertain to the business activities of the Company. Executive hereby assigns and agrees to assign all his interest therein to the Company or to its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.
General Provisions
17.	Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Executive’s employment with the Company or with whom the Executive interviews within twelve (12) months following the effective date of the termination of the Executive’s employment with the Company.
18.	Attorneys’ Fees. If any party shall obtain a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which any other party shall be determined to have breached its obligations hereunder or made any misrepresentations, such prevailing party shall be entitled to recover, in addition to any award of damages, reasonable attorneys’ fees, costs, and expenses incurred by such party in obtaining such judgment.

19.	Non-Disparagement and Confidentiality. Except as may be required by law or as consented to in writing by an authorized officer or agent of the Company, Executive agrees not to make any statements whatsoever, directly or indirectly, written or oral, which could reasonably become public, which could be interpreted as embarrassing, disparaging, prejudicial, or in any way detrimental or inimical to the interests of the Company. Furthermore, Executive agrees to hold confidential and not to disclose, make public, or to communicate orally or in writing to any person or entity (other than Executive’s significant other and immediate family), directly or indirectly, the terms of this Agreement or any matters set forth herein, except only: (a) as may be compelled by court orders; (b) as may be necessary to enforce the terms of this Agreement; (c) to legal, accounting, and financial advisors; (d) as may be necessary in connection with the application for or obtaining loans or credit; (e) as may be necessary to comply with applicable laws and government regulations; or, (f) as may be necessary or desirable in obtaining future employment.
20.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.
21.	Nonwaiver. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver by the Company of any different or subsequent breach of this Agreement by Executive.
22.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.
23.	Forum Selection Clause. Any and all causes of action for equitable relief relating to the enforcement of this Agreement and not otherwise subject to the mandatory arbitration provisions of Paragraph 15 may, in the Employer’s sole discretion, be brought in the United States District Court for the Northern District of Texas or the Dallas County District of the Texas State Courts. The parties agree that the provisions of this paragraph benefit both Employer and Executive. Any and all causes of action by and between Employer and Executive can be quickly and efficiently resolved in the agreed-upon forum, which will not unduly burden either Employer or Executive, and which will substantially aid Employer and Executive in providing the opportunity for uniform treatment with respect to any issues relating to the covenants contained in this Agreement.
24.	Entire Agreement. This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes all prior agreements dealing with the same subject matter, and may not be changed except in a writing signed by the party against whom enforcement of the Agreement, as so changed, is sought.
25.	Severability. The invalidity of any term or provision of this Agreement, including any term or provision of paragraphs 10, 11, 12, or 13 shall not invalidate or otherwise affect any other term or provision of this Agreement.
26.	This agreement shall be effective November 1, 2004.

Interphase Corporation

By: /s/ Gregory B. Kalush

Gregory B. Kalush

Its: President and Chief Executive Officer

Executive

/s/ James W. Gragg

James W. Gragg

Exhibit A
Job Description

Job Title: Vice President, Operations & Fulfillment	Department: Manufacturing
Reports To: CEO	FLSA Status: Exempt
Prepared By: D. Shute	Approved By: CEO & HR
Prepared Date: 10/29/04	Approved Date: 10/29/04

SUMMARY
Responsible for directing and controlling multiple manufacturing and operational functions, including, Material Planning, Quality Assurance, Incoming Inspection, Inventory Control, Surface Mount Board Assembly, Rework/touchup of assemblies, Mechanical Assembly, Production Test, Final Inspection, and Shipping and Receiving. Responsibility also includes the leadership of the Customer Fulfillment, Documentation Control, Return Material (RMA), and Manufacturing and Test Engineering Departments. Also chartered with ensuring the overall internal and external customer experience at Interphase is as close to best-in-class as possible in the areas for which this position is responsible.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Management reserves the right to change these duties at any time.

1.	Ensures Interphase manufactures an extremely high quality product to customer and/or company specifications, and that the product is delivered on time and in the manner in which the customer and/or company expects.

2.	Responsible for creating and maintaining a best-in-class manufacturing organization consisting of quality people, processes, programs, and products.

3.	Responsible for ensuring the company satisfactorily maintains its ISO:9000 and TL9000 quality certifications.

4.	Ensure effective communication, coordination, processes, and procedures between all cross-functional areas in Operations & Fulfillment, particularly between order management, contracts, configurations, production planning, and document control.

5.	Sets the long-term vision and mission of the organization, identifying short-term and long-term objectives, and developing strategies and tactics to link those objectives to corporate goals. Conveys initiatives, goals and values throughout the organization, and ensure management team does as well.

6.	Ensures key departmental metrics are established and performance to goals are tracked and reported on.

7.	Responsible for participating in the company’s annual planning process, including strategic decision making on future direction of company, developing functional operational plan, establishing budgets, etc.

8.	Personally manages the Engineering Departments associated with manufacturing including Manufacturing Engineering, Test Engineering and Component Engineering.

9.	Assists Production Planning with determination of manufacturing schedules, capacity analysis and inventory requirements. Involves detailed management of purchasing and inventory based on input from Executive Master Schedules, Sales Outlooks, OEM forecasts and historical material requirements.

10.	Ensures adequate training of managers and other manufacturing employees in related processes to accepted industry standards and applicable laws.

11.	Provides tactical initiatives and solutions to the manufacturing processes to ensure the ability to manufacture the advanced technology of LAN, SAN and WAN products.

12.	Maintains concise communications with the executive team to provide timely status and important issues for their review and recommendations.

13.	Participates in contract reviews, customer audits, as well as ISO audits, providing management responsibility representation and manufacturing process review.

14.	Leads the investigation and resolution efforts whenever product issues are determined to exist with a customer.

SUPERVISORY RESPONSIBILITIES
Manages several subordinate managers and staff including the Director of Customer Fulfillment, Sr. Manager of Manufacturing, Manager of Quality Assurance, and the Test Engineering team. Also, matrix manages the Manager of Purchasing. Is responsible for the overall direction, coordination, and evaluation of these units. Carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

QUALIFICATIONS To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EDUCATION and/or EXPERIENCE

Bachelor’s degree or higher in engineering or business, or equivalent, with 15 or more years experience in the electronic manufacturing industry, or equivalent combination of education and experience.

OTHER SKILLS AND ABILITIES

Knowledge of general business and accounting practices related to budgets, costing and inventory management. Excellent interpersonal skills (written and verbal communication), ability to effectively lead teams of people toward common goals even under difficult circumstances, and the ability to motivate others. Strong negotiation and conflict resolution skills necessary. Ability to effectively conduct presentations to the rest of the company, our customers, and our Board of Directors. May be requested to participate in industry forums or associations on behalf of the company.

OTHER QUALIFICATIONS

Very computer literate. Proficient with the Microsoft Suite of products to create Excel spreadsheets and PowerPoint presentations, as well as do email and Word documents. Must be able to conduct effective cost-benefit analyses on capital expenditure requests, automation enhancements, department initiatives, etc.

REASONING ABILITY

Must demonstrate the ability to analyze and solve problems related to people and manufacturing processes.

PHYSICAL DEMANDS The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
While performing the duties of this job, the employee is regularly required to talk or hear. The employee frequently is required to walk; sit; use hands to finger, handle, or feel; and reach with hands and arms. The employee is occasionally required to stand. The employee must occasionally lift and/or move up to 25 pounds. Specific vision abilities required by this job include color vision, close vision, and ability to adjust focus.

WORK ENVIRONMENT The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.
This position does require occasional travel, both national and international. Employee must possess, or be qualified to obtain, a valid passport.
The noise level in the work environment is usually moderate—manufacturing and normal office environment.
Initials /s/ GBK
/s/ JWG
Exhibit A

Exhibit B
Compensation
Base Salary. $5769.24 per pay period ($150,000/year on an annual basis), of which there are 26 in each calendar year, less deductions as may be required by law or authorized by Executive.
Performance Bonus. Executive shall be eligible for an annual bonus for FY2005 of $30,000 based upon the Corporation’s existing Executive Bonus Plan. This bonus will be tied to Executive Incentive Targets (MBOs) for 2005. The bonus will be awarded based on achievement of specific corporate objectives, as determined by the Company.
Stock Options. The Corporation shall, according to the Company’s Long-Term Stock Incentive Plan, grant to Executive options to purchase 10,000 shares of common stock of the Company. Executive’s right, title, and interest to any stock options conferred under the Employment Agreement shall be controlled and governed by terms and conditions of the Company’s Long-Term Stock Incentive Plan. The per share option price will be determined as of the close of NASDAQ trading on Executive’s first day of promotion to the Executive level.
Severance Pay. 6 months package, subject to terms and conditions. Please refer to section 4, “Termination Without Cause or Nonrenewal”, on page 2 of the Employment Agreement.
Vacation and Leave. Executive shall be entitled to four (4) weeks of vacation per year, accrued monthly, and six (6) sick days per year, and any other paid leave benefits provided for in the Company’s Policy Guide.
Office Furnishings. The Company agrees to provide, and has already provided, office space and furnishings to Executive commensurate with the Company’s decor and culture.
Executive Benefit Plans. Executive shall be eligible to participate in any profit sharing, retirement, medical benefit, or disability benefit plan maintained by the Company, if any, according to the terms and conditions of those plans.
Initials:/s/ GBK
/s/ JWG
Exhibit B

Exhibit C
Designated Cities — Per Paragraph 11a of Employment, Confidentiality,
and Non-Compete Agreement.
The Continental United States
Initials: /s/ GBK
/s/ JWG
Exhibit C